UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2024 (June 26, 2024)

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6303 Cowboys Way, Suite 600 Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

(469) 535-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ADUS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2024, Addus HomeCare Corporation, a Delaware corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Jefferies LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 1,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $108.00 per share before deducting underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 225,000 shares of Common Stock (the “Option Shares”) on the same terms as the Firm Shares.

The Company estimates that the net proceeds from the Offering will be approximately $153 million, or approximately $176 million if the Underwriters exercise in full their option to purchase the Option Shares, in each case after deducting underwriting discounts and commissions. The Company intends to use approximately $81.4 million of the net proceeds it receives from the Offering for the repayment of all indebtedness outstanding under its credit facility and the remainder for general corporate purposes, including the Company’s previously announced acquisition of the personal care assets of Gentiva and any future acquisitions or investments. There were no selling stockholders in the offering. The closing of the Offering is expected to occur on or about June 28, 2024, subject to customary closing conditions.

The Offering is being conducted pursuant to an effective registration statement on Form S-3ASR (Registration No. 333-267253) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, as well as customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. In addition, subject to certain exceptions, the Company and its officers and directors have agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of BofA Securities, Inc. and Jefferies LLC.

The Underwriting Agreement has been filed as an exhibit hereto. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.

A copy of the legal opinion and consent of Bass Berry & Sims PLC, counsel to the Company, with respect to the legality of the issuance and sale of the Firm Shares and the Option Shares in the Offering is filed as Exhibit 5.1 to this Current Report and is incorporated herein by reference.

Item 8.01	Other Events.

The Company issued two press releases on June 26, 2024, announcing the commencement and pricing of the Offering, respectively. A copy of the press releases are filed herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement dated June 26, 2024 by and among the Company, BofA Securities, Inc. and Jefferies LLC, as representatives of the several Underwriters listed on Schedule A thereto.

5.1	Opinion of Bass Berry & Sims PLC

23.1	Consent of Bass Berry & Sims PLC (included in Exhibit 5.1)

99.1	Press Release, dated June 26, 2024.

99.2	Press Release, dated June 26, 2024.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Date: June 28, 2024	By:	/s/ Brian Poff
Brian Poff
Chief Financial Officer